Exhibit 8

Principal subsidiaries

at September 30, 2004 (data to US GAAP)

	Equity capital € thousand	Earnings (Losses) € thousand	Equity interest in %
Germany

Ernst Herrmann Ingenieur AG & Co. KG, Berlin	2,991	1,863	100

Europe without Germany

EPCOS OHG, Deutschlandsberg, Austria	62,271	(8,018)	100

EPCOS-Peças e Componentes Electrônicos S.A., Évora, Portugal	63,235	3,898	100

EPCOS Electronic Components S.A., Málaga, Spain	4,171	(7,462)	100

EPCOS s.r.o., Šumperk, Czech Republic	10,011	1,505	100

EPCOS SAS, Saint Denis, France	(8,280)	(7,074)	100

EPCOS Elektronikai Alkatrész Kft., Szombathely, Hungary	16,540	3,373	100

EPCOS UK Ltd., Bracknell, United Kingdom	1,900	193	100

EPCOS Nordic AB, Kista, Sweden	1,120	461	100

EPCOS Nordic OY, Espoo (Helsinki), Finland	521	287	100

EPCOS Finance B.V., Amsterdam, Netherlands	405	61	100

	Equity capital € thousand	Earnings (Losses) € thousand	Equity interest in %
Asia
EPCOS PTE LTD, Singapore	125,233	60,584	100

EPCOS (China) Investment Ltd., Shanghai, China	34,657	310	100

EPCOS India Private Ltd., Nashik, India	5,586	(1,495)	100

EPCOS (Zhuhai FTZ) Co., Ltd., Zhuhai, China	11,622	1,168	100

EPCOS (Wuxi) Co., Ltd., Wuxi, China	17,484	4,016	100

EPCOS (Xiaogan) Co., Ltd., Xiaogan, China	2,954	928	76

EPCOS Ferrites Ltd., Calcutta, India	(6,343)	(5,754)	100

EPCOS KK, Yokohama, Japan	1,493	32	100

EPCOS (Zhuhai) Co., Ltd., Zhuhai, China	4,144	1,097	100

EPCOS SDN. BHD., Johore Bahru, Malaysia	11,966	7,744	100

EPCOS (Shanghai), Ltd., Shanghai, China	674	(1)	100

EPCOS Ltd., Hong Kong, China	3,568	333	100

Americas
EPCOS do Brasil Ltda., Gravataí, Brazil	20,269	(178)	100

EPCOS Inc., Iselin, New Jersey, USA	14,857	435	100

Crystal Technology, Inc., Palo Alto, California, USA	11,002	1,503	100